EXHIBIT 99.1

Garmin reports strong revenue and operating income growth for first quarter 2020; withdraws fiscal 2020 guidance due to COVID-19 economic uncertainty

Schaffhausen, Switzerland / April 29, 2020/ Business Wire

Garmin Ltd. (Nasdaq:  GRMN – News) today announced results for the first quarter ended March 28, 2020.

Highlights for first quarter 2020 include:

•	Total revenue of $856 million, a 12% increase, with fitness, marine, outdoor and aviation collectively increasing 17% over the prior year quarter
•	Gross margin of 59.2% compared to 59.0% in the prior year quarter
•	Operating margin improved to 20.7% compared to 19.8% in the prior year quarter
•	Operating income of $177 million, increasing 17% over the prior year quarter
•	GAAP EPS was $0.84 and pro forma EPS(1) was $0.91, representing 25% growth over the prior year quarter
•	Strong balance sheet with no debt and $2.6 billion of cash and marketable securities
•	Garmin ADS-B solution selected for British Airways’ franchise partner SUN-AIR’s Dornier 328 aircraft
•	Recognized as an exceptional marine and aviation OEM supplier, winning several awards in the quarter
•	With the assistance of Panoptix LiveScope, Garmin sponsored anglers swept the top three spots at the 2020 Bassmaster Classic
•	Withdrawing fiscal 2020 guidance due to economic uncertainty caused by the COVID-19 pandemic
(in thousands, except per share data)	13-Weeks Ended
	March 28,	March 30,	Yr over Yr
	2020	2019	Change
Net sales	$856,108	$766,050	12%
Fitness	223,601	180,256	24%
Marine	163,005	133,968	22%
Outdoor	175,102	154,051	14%
Aviation	188,599	170,776	10%
Auto	105,801	126,999	(17)%

Gross margin %	59.2%	59.0%

Operating income %	20.7%	19.8%

GAAP diluted EPS	$0.84	$0.74	14%
Pro forma diluted EPS(1)	$0.91	$0.73	25%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“The first quarter of 2020 was remarkably strong continuing the momentum from last year,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “The economic uncertainty and impact on consumer behavior caused by the COVID-19 pandemic affects every business, and we are no exception.  Accordingly, we are withdrawing our fiscal 2020 guidance.  However, we are optimistic for the long term because the markets we serve and the products we offer are well positioned to thrive in the future.”

Fitness:

Revenue from the fitness segment grew 24% in the first quarter driven by strength in advanced wearables and contributions from Tacx.  Gross margin and operating margin were 50% and 14%, respectively, resulting in 71% operating income growth.  Now more than ever, people are looking for tools that can help them live a healthy life.  Our fitness segment is committed to providing innovative and compelling products that motivate our customers to achieve their fitness, health, and wellness goals.

Marine:

Revenue from the marine segment grew 22% in the first quarter driven by our innovative chartplotters and advanced sonars.  Gross margin and operating margin were 58% and 25%, respectively, resulting in 58% operating income growth.  Boating is an active lifestyle pursuit that promotes family time, relaxation, and a sense of freedom.  Our marine segment is committed to providing leading edge, high quality products and systems with the latest technology that our customers demand as they turn their attention to activities on the water.

Outdoor:

Revenue from the outdoor segment grew 14% in the first quarter with significant contributions from adventure watches.  Gross margin and operating margin were 64% and 27%, respectively, resulting in 12% operating income growth.  Outdoor recreation is important for those who love adventure and exploring nature.  Our outdoor segment is committed to providing compelling products that enable and enrich the experiences of our customers as they turn their attention to activities in the great outdoors.

Aviation:

Revenue from the aviation segment grew 10% in the first quarter with contributions from multiple product categories.  Gross margin and operating margin were 74% and 31%, respectively, resulting in 3% operating income growth.  General aviation will play an important role in the future by offering transportation options that are secure, flexible, and convenient.  Our aviation segment is committed to providing products and services that make general aviation safer and more accessible.

Auto:

Revenue from the auto segment declined 17% during the first quarter, primarily due to the ongoing PND market contraction and lower year-over-year OEM sales.  Gross margin was 47% with breakeven operating income.  Personal transportation will remain an important part of the post-pandemic world.  Our auto segment is committed to enhancing the automotive experience through compelling aftermarket products for adventure, professional and daily drivers, and becoming a respected tier 1 supplier of innovative electronic solutions for a broad range of vehicles.

Additional Financial Information:

Total operating expenses in the first quarter were $329 million, a 10% increase over the prior year.  Research and development increased 13%, primarily due to engineering personnel costs and incremental costs associated with acquisitions.  Selling, general and administrative expenses increased 8%, driven primarily by personnel related expenses and incremental costs associated with acquisitions.  Advertising decreased 3%, driven by lower spending in the auto, outdoor and marine segments.

The effective tax rate in the first quarter of 2020 was 9.3% compared to 15.7% in the prior year quarter.  The decrease in the current quarter effective tax rate is primarily due to the migration of intellectual property ownership from Switzerland to the United States.

In the first quarter of 2020, we generated approximately $185 million of free cash flow(1).  We continued to return cash to shareholders with our quarterly dividend of approximately $109 million.  We ended the quarter with cash and marketable securities of approximately $2.6 billion.

As announced in February 2020, the Board has recommended to the shareholders for approval at the annual meeting to be held on June 5, 2020 a cash dividend in the total amount of $2.44 per share (subject to adjustment if the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments on dates to be approved by the Board.  The final $0.57 installment of the dividend approved at the 2019 annual meeting was paid on March 31, 2020 to shareholders of record as of March 16, 2020.

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2020 Guidance:

We are withdrawing our fiscal 2020 guidance due to the rapid and unpredictable economic changes caused by the COVID-19 pandemic. Management expects to provide guidance once the trajectory of the economy and consumer behaviors are better understood.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 29, 2020 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until April 29, 2021 on the Garmin website at www.garmin.com.    To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates”, “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings.  Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products to be introduced in 2020, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in both the Annual Report on Form 10-K for the year ended December 28, 2019 and the Quarterly Report on Form 10-Q for the quarter ended March 28, 2020 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2019 Form 10-K and the Q1 2020 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/

This release and the attachments contain non-GAAP financial measures.  A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo and the Garmin delta are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Panoptix LiveScope is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners.   All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 28,	March 30,
	2020	2019
Net sales	$856,108	$766,050

Cost of goods sold	349,168	314,352

Gross profit	506,940	451,698

Advertising expense	26,880	27,615
Selling, general and administrative expense	137,186	126,781
Research and development expense	165,392	145,919
Total operating expense	329,458	300,315

Operating income	177,482	151,383

Other income (expense):
Interest income	12,026	13,704
Foreign currency (losses) gains	(15,423)	314
Other income	3,550	864
Total other income (expense)	153	14,882

Income before income taxes	177,635	166,265

Income tax provision	16,455	26,092

Net income	$161,180	$140,173

Net income per share:
Basic	$0.84	$0.74
Diluted	$0.84	$0.74

Weighted average common shares outstanding:
Basic	190,803	189,601
Diluted	191,684	190,599

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	March 28, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$1,048,604	$1,027,567
Marketable securities	391,646	376,463
Accounts receivable, net	500,242	706,763
Inventories	790,180	752,908
Deferred costs	23,650	25,105
Prepaid expenses and other current assets	174,564	169,044
Total current assets	2,928,886	3,057,850

Property and equipment, net	754,549	728,921
Operating lease right-of-use assets	66,497	63,589

Restricted cash	283	71
Marketable securities	1,199,613	1,205,475
Deferred income taxes	263,687	268,518
Noncurrent deferred costs	21,436	23,493
Intangible assets, net	658,777	659,629
Other assets	160,265	159,253
Total assets	$6,053,993	$6,166,799

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$200,281	$240,831
Salaries and benefits payable	110,611	128,426
Accrued warranty costs	39,368	39,758
Accrued sales program costs	58,678	112,578
Deferred revenue	89,817	94,562
Accrued royalty costs	5,259	15,401
Accrued advertising expense	19,752	35,142
Other accrued expenses	94,760	95,060
Income taxes payable	54,466	56,913
Dividend payable	108,880	217,262
Total current liabilities	781,872	1,035,933

Deferred income taxes	117,792	114,754
Noncurrent income taxes	104,853	105,771
Noncurrent deferred revenue	61,992	67,329
Noncurrent operating lease liabilities	52,834	49,238
Other liabilities	250	278

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 191,017 shares outstanding at March 28, 2020 and 190,686 shares outstanding at December 28, 2019	17,979	17,979
Additional paid-in capital	1,830,052	1,835,622
Treasury stock	(335,491)	(345,040)
Retained earnings	3,390,053	3,229,061
Accumulated other comprehensive income	31,807	55,874
Total stockholders’ equity	4,934,400	4,793,496
Total liabilities and stockholders’ equity	$6,053,993	$6,166,799

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 28, 2020	March 30, 2019
Operating Activities:
Net income	$161,180	$140,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,198	16,832
Amortization	10,006	7,179
(Gain) loss on sale of property and equipment	(1,846)	227
Unrealized foreign currency losses	16,856	3,124
Deferred income taxes	10,378	9,105
Stock compensation expense	15,559	15,129
Realized (gain) loss on marketable securities	(272)	60
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	197,157	112,896
Inventories	(47,318)	(39,067)
Other current and non-current assets	(4,367)	2,930
Accounts payable	(39,851)	(32,786)
Other current and non-current liabilities	(98,219)	(76,030)
Deferred revenue	(10,078)	(6,744)
Deferred costs	3,511	1,938
Income taxes payable	(5,020)	9,616
Net cash provided by operating activities	225,874	164,582

Investing activities:
Purchases of property and equipment	(41,361)	(30,094)
Proceeds from sale of property and equipment	1,907	47
Purchase of intangible assets	(953)	(413)
Purchase of marketable securities	(344,342)	(83,068)
Redemption of marketable securities	311,935	80,907
Acquisitions, net of cash acquired	(6,058)	—
Net cash used in investing activities	(78,872)	(32,621)

Financing activities:
Dividends	(108,571)	(200,687)
Purchase of treasury stock related to equity awards	(11,580)	(12,694)
Net cash used in financing activities	(120,151)	(213,381)

Effect of exchange rate changes on cash and cash equivalents	(5,602)	(4,286)

Net increase (decrease) in cash, cash equivalents, and restricted cash	21,249	(85,706)
Cash, cash equivalents, and restricted cash at beginning of period	1,027,638	1,201,805
Cash, cash equivalents, and restricted cash at end of period	$1,048,887	$1,116,099

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Reportable Segments
	Fitness	Marine	Outdoor	Aviation	Auto	Total
13-Weeks Ended March 28, 2020

Net sales	$223,601	$163,005	$175,102	$188,599	$105,801	$856,108
Gross profit	112,325	94,210	112,258	138,808	49,339	506,940
Operating income	31,011	40,159	47,166	59,321	(175)	177,482

13-Weeks Ended March 30, 2019

Net sales	$180,256	$133,968	$154,051	$170,776	$126,999	$766,050
Gross profit	90,835	78,055	97,488	127,983	57,337	451,698
Operating income	18,126	25,473	41,953	57,618	8,213	151,383

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended
	March 28,	March 30,	Yr over Yr
	2020	2019	Change
Net sales	$856,108	$766,050	12%
Americas	427,401	379,456	13%
EMEA	299,867	260,021	15%
APAC	128,840	126,573	2%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, pro forma effective tax rate and free cash flow.  These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies.  Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings.  Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.  In the first quarter 2020 and 2019, there were no such discrete tax items identified.  The net release of uncertain tax position reserves, amounting to approximately $4.1 million and $4.4 million in the first quarter 2020 and 2019, respectively, have not been included as pro forma adjustments as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries
Pro Forma Net Income (Earnings) Per Share
(In thousands, except per share information)

	13-Weeks Ended
	March 28,	March 30,
	2020	2019
GAAP net income	$161,180	$140,173
Foreign currency gains / losses(1)	15,423	(314)
Tax effect of foreign currency gains / losses(2)	(1,429)	49
Pro forma net income	$175,174	$139,908

GAAP net income per share:
Basic	$0.84	$0.74
Diluted	$0.84	$0.74

Pro forma net income per share:
Basic	$0.92	$0.74
Diluted	$0.91	$0.73

Weighted average common shares outstanding:
Basic	190,803	189,601
Diluted	191,684	190,599

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity.  However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 9.3% and 15.7% for the first quarter ended March 28, 2020 and March 30, 2019, respectively.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment.  Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance.  This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures.  The most comparable GAAP measure is net cash provided by operating activities.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(In thousands)

	13-Weeks Ended
	March 28,	March 30,
	2020	2019
Net cash provided by operating activities	$225,874	$164,582
Less: purchases of property and equipment	(41,361)	(30,094)
Free Cash Flow	$184,513	$134,488